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                               EXHIBIT 99.3

                                                                      DRAFT
                                                                    4/22/97

                           BANKERS TRUST COMPANY
                         EXCHANGE AGENT AGREEMENT



Bankers Trust Company
Corporate Trust and
   Agency Group
Four Albany Street, 4th Floor
New York, NY 10006
Attention: Corporate Market Services

Ladies and Gentlemen:

___________________________________________________________________________
corporation (the "Company"), is offering to exchange (the "Exchange Offer") its _____________ (the "Old Securities") for an equal principal amount of its _____________ (the "New Securities" and, together with the Old Securities, the "Securities"), pursuant to a prospectus (the "Prospectus") included in the Company's Registration Statement on Form S-4 (File No. _______________), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission. The Term "Expiration Date" shall mean 5:00 p.m., New York City time, on ___________, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, you will act as the exchange agent for the Exchange Offer (the "Exchange Agent"). A copy of the Prospectus included in the Registration Statement is attached hereto as EXHIBIT A. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

     A copy of each of the form of the letter of transmittal (the "Letter of Transmittal"), the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), the form of letter to brokers and the form of letters to clients (collectively, the "Tender Documents") to be used by holders of Old Securities (collectively, the "Holders") in order to receive New Securities pursuant to the Exchange Offer are attached hereto as EXHIBIT B.

     The Company hereby appoints you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act at all times in good faith and in accordance with the following provisions of this Agreement.



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     1.   You are to mail the Prospectus and the Tender Documents to all of the Holders and participants on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who become Holders prior to the Expiration Date and to any persons who may from time to time request such documents. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Securities in (or withdrawing tenders of Old Securities from) the Exchange Offer. All other requests for information relating to the Exchange offer shall be directed to the Company, Attention: ____________________, at the address set forth in Section 24 hereof.

     2. You are to examine the Letters of Transmittal and the Old Securities and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Securities are in proper form for transfer and (iii) all other documents submitted to you have been properly executed and delivered and otherwise are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you will endeavor to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same and to take any other action that you consider necessary or advisable to cause the irregularity to be corrected. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Securities or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Securities and other documents in connection with the Exchange offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

     3. At the written request of the Company or its counsel, you shall notify tendering Holders of Old Securities in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, at the request of the Company or its counsel, you will return all tendered Old Securities to the persons entitled thereto, at the expense of the Company.

     4. Tender of the Old Securities may be made only as set forth in the Tender Documents and in the section of the Prospectus captioned "THE EXCHANGE OFFER." Notwithstanding the foregoing, tenders which an officer


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of the Company shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company's expense for six years. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company. New Securities are to be issued in exchange for properly tendered and accepted Old Securities pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in the Tender Documents, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, of certificates (or a book-entry confirmation) representing the properly tendered and accepted Old Securities together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in the Depository Trust Company ("DTC") system, by the utilization of DTC's Automated Tender Offer Program ("ATOP") and any evidence required by you or the Tender Documents.

          You are hereby directed to establish an account with respect to the Old Securities at The Depositary Trust Company (the "Book Entry Transfer Facility") within two days after the date of the Prospectus in accordance with SEC regulations. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Securities by causing the Book Entry Facility to transfer such Old Securities into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an Agent's Message, properly completed and dully executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Tender Documents must be complied with.

     5. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to _____________ of the Company and any other person or persons that the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and giving cumulative totals as to items properly received. In addition, you will inform and cooperate in making available to the Company and any other person or persons designated by the Company any other information that it or he or she reasonably requests from time to time prior to the Expiration Date. Such cooperation shall include, without limitation, the granting by you to the Company and such person or persons as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately


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prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. Promptly after the Expiration Date you shall prepare and deliver to the Company a final report listing the aggregate principal amount of Old Securities properly tendered and the aggregate principal amount of Old Securities improperly tendered.

     6. Upon satisfaction or waiver by the Company of the conditions of the Exchange Offer, an officer of the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company, will promptly exchange such Old Securities for New Securities in accordance with the procedures set forth in this Agreement, the Tender Documents and in the section of the Prospectus captioned "THE EXCHANGE OFFER." You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the Expiration Date pending such notification from an officer of the Company. Delivery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice of acceptance of the Old Securities by the Company as provided above; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

     7. If any Holder shall report to you that his or her failure to surrender Old Securities registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you.
You shall promptly report to the Company the names of all Holders who claim that their Old Securities have been lost or destroyed and the principal amount of such Old Securities.

     8. As soon as practicable after receipt of the notice from the Company described in Section 6 hereof, you shall mail or deliver to each Holder the New Securities that such Holder may be entitled to receive and you shall cancel the Old Securities submitted to you or returned by DTC in connection with ATOP. Such canceled Notes shall be forwarded to the


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Company at the address set forth in Section 24 hereof.  You shall notify the Company as to any Old Securities received within 30 days after the Expiration Date and accept and comply with the Company's instructions with respect to the disposition of those Old Securities. You shall return all Old Securities received after such 30-day period to the persons entitled thereto.

     9. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as EXHIBIT C. The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in EXHIBIT C) in connection with your services promptly after submission to the Company of itemized statements.

     10. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

     11.  As the Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein, in the Exhibits attached hereto, in the Tender Documents or in the section of the Prospectus captioned "THE EXCHANGE OFFER" or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Securities deposited with you hereunder or of any New Securities, any Tender Documents or other documents prepared by the Company in connection with the Exchange Offer, and you will make no representation as to such validity, accuracy, sufficiency, value or genuineness;

          (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

          (d) may rely on, and shall be fully protected and indemnified as provided in Section 12 hereof in acting upon, the written or oral instructions of any officer of the Company with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action;

          (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and

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complete authorization and protection in respect of any action taken by you hereunder in good faith and in accordance with such advice of such counsel;

          (f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Securities or New Securities; and

          (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence, willful misconduct or bad faith.

     12. The Company covenants and agrees to indemnify and hold harmless you and your officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; PROVIDED, HOWEVER, such Indemnified Party shall notify the Company by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a direct result of such Indemnified Party's failure to so notify the Company. The Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. In the event the Company assumes such defense, the Company shall not be liable for any fees and expenses thereafter incurred by such Indemnified Party, other than such fees and expenses incurred as a result of the Indemnified Party's need to have separate representation because of an actual conflict of interest between such Indemnified Party and the Company. The Company shall have no indemnity obligation with respect to any settlement or other compromise of an otherwise indemnifiable loss, liability or expense, if the settlement or other compromise is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

     13. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Tender Documents, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

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     14.  The Company shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (and confirmed in writing) by the Company to you.

     15. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the section of the Prospectus captioned "THE EXCHANGE OFFER" or any other reason, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     16. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by you by (a) first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

     17. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

     18. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.
No other person shall acquire or have any rights under or by virtue of this Agreement.

     19. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.



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     20.  This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Tender Documents, on the other hand, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

     21. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     22. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     23. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9 and 12 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Old Securities or New Securities, funds or property then held by you as Exchange Agent under this Agreement.

     24. All notices and communications hereunder shall be in writing, and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:

     If to Company:






     and a copy to:


     If to you:     Bankers Trust Company
                    Corporate Trust and Agency Group
                    Four Albany Street - 4th Floor
                    New York, NY 10006
                    Attn.:
                    Telephone:
                    Telecopy:


     and a copy to:


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or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purposes.

     25. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.

     If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                              Very truly yours,



                              By:________________________________
                                      Title:


Agreed to this ____ day of ______________, 199__

BANKERS TRUST COMPANY


By:______________________________
   Title:

























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